EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

THE SECURITIES TO WHICH THIS AGREEMENT RELATES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND MAY NOT BE OFFERED OR SOLD DIRECTLY OR INDIRECTLY WITHIN THE UNITED STATES OR TO OR FOR THE ACCOUNT OR BENEFIT OF U.S. PERSONS (AS DEFINED IN REGULATION S) EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER, OR AN EXEMPTION FROM, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT.

Stock Purchase Agreement (the “Agreement”), dated as of December 31, 2013, by and among Janus Resources, Inc., a corporation organized under the laws of the State of Nevada (the “Seller”), Fostung Resources Ltd., a corporation organized under the laws of Ontario, Canada and a wholly owned subsidiary of the Seller (“Fostung”) and Duke Mountain Resources, Inc., a corporation organized under the laws of the State of Nevada (the “Purchaser”). The Seller, Fostung and the Purchaser are sometimes collectively herein referred to as the “Parties” and individually as a “Party.”

RECITALS

Whereas, the Seller is the owner of 100 Class A common shares of common stock of Fostung, constituting 100% of the issued and outstanding stock of Fostung (the “Fostung Shares”);

Whereas, the Seller has offered for sale to the Purchaser the Fostung Shares, and the Purchaser has agreed to purchase the Fostung Shares from the Seller, all on the terms and conditions set forth in this Agreement.; and

Whereas, the Seller and the Purchaser are executing and delivering this Agreement in reliance upon an exemption from securities registration afforded by, but not limited to, the provisions of Section 4(1) of the Securities Act of 1933, as amended (the “1933 Act”).

Now, Therefore, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged by each of the parties, the parties hereto agree as follows:

1.           Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the 1933 Act. All references herein to “dollars” or “$” shall be to United States of America dollars unless otherwise specified.

2.           Purchase and Sale of Fostung Shares.

(a)           Subject to the terms and conditions set forth herein, the Seller covenants and agrees to sell to the Purchaser and the Purchaser agrees to acquire from the Seller, on the Closing Date (as hereinafter defined), the Fostung Shares at an aggregate price of EIGHTY THOUSAND DOLLARS ($80,000) (the “Purchase Price”), and upon the basis of the representations and warranties, and subject to the terms and conditions, set forth in this Agreement, the Purchaser covenants and agrees to purchase from the Seller, on the Closing Date (as hereinafter defined), the Fostung Shares for the Purchase Price.

(b)           The Purchase Price shall be evidenced by a promissory note in the principal amount of the Purchase Price (the “Note”). The Note shall bear interest of 4%, compounded annually and shall have a maturity date of two (2) years from the Closing Date.

3.           Closing Date and Deliveries at Closing.

(a)           The settlement of the purchase and sale of the Fostung Shares pursuant to Section 2 hereof (the “Closing”) shall take place on December 31, 2013 (the “Closing Date”) at the offices of Sierchio & Company, LLP located at 430 Park Avenue, Suite 702, New York, New York, or at such other time and place as the Parties hereto in writing may agree.

(b)           On the Closing Date:

(i)            the Seller shall deliver to the Purchaser a certificate representing the Fostung Shares, or if no certificate has been issued, such other evidence of the Fostung Shares as the Parties may agree to, evidencing the transfer of the Fostung Shares to the Purchaser (the “Seller Documents”);

(ii)           the Purchaser shall deliver to the Seller the Note evidencing the Purchase Price, executed by an authorized officer;

(iii)          each of the Parties shall deliver such documents, agreements and payments as may be required pursuant to this Agreement.

(c)           The Seller Documents and the Purchase Price shall be distributed in accordance with the terms of this Agreement.

(d)           Each party hereto shall deliver such other documents and/or instruments as may be required under the terms and conditions of this Agreement.

4.           Representations, Warranties, Acknowledgements and Confirmations of Purchaser.

The Purchaser acknowledges and agrees that:

(a)           the decision to execute this Agreement and purchase the Fostung Shares agreed to be purchased hereunder has been based upon written representations as to facts made by the Seller solely herein, and such decision is also based upon a review of information (the receipt of which is hereby acknowledged) which has been filed by the Seller with the United States Securities and Exchange Commission in compliance, or intended compliance, with applicable securities legislation (collectively, the “Public Record”);

(b)           the Purchaser and the Purchaser’s advisor(s) have had a reasonable opportunity to ask questions of and receive answers from the Seller in connection with the Purchaser of the Fostung Shares hereunder, and to obtain additional information, to the extent possessed or obtainable without unreasonable effort or expense, necessary to verify the accuracy of the information about Fostung;

(c)           the Fostung Shares are deemed “Restricted Shares” as that term is defined in the 1933 Act and none of the Fostung Shares have been registered under the 1933 Act, under any state securities or “Blue Sky” laws of any state of the United States and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and in each case only in accordance with any applicable securities laws;

(d)           the Purchaser acknowledges that if a certificate is issued it shall bear a restrictive legend substantially as follows:

THE SECURITIES TO WHICH THIS CERTIFICATE RELATES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND MAY NOT BE OFFERED OR SOLD DIRECTLY OR INDIRECTLY (A) WITHIN THE UNITED STATES OR TO OR FOR THE ACCOUNT OR BENEFIT OF U.S. PERSONS (AS DEFINED IN REGULATION S) EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER, IN COMPLIANCE WITH REGULATION S AND/OR OTHER APPLICABLE EXEMPTION FROM, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT, OR (B) IN CANADA OR TO RESIDENTS OF CANADA EXCEPT PURSUANT TO PROSPECTUS EXEMPTIONS UNDER THE APPLICABLE PROVINCIAL SECURITIES LAWS AND REGULATIONS OR PURSUANT TO AN EXEMPTION ORDER MADE BY THE APPROPRIATE PROVINCIAL SECURITIES REGULATOR, IN EACH CASE AS EVIDENCED BY AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY.

(e)           the Purchaser has been advised to consult the Purchaser’s own legal, tax and other advisors with respect to the merits and risks of an investment in the Fostung Shares and with respect to applicable resale restrictions, and he is solely responsible (and the Company is not in any way responsible) for compliance with:

(i)           any applicable laws of the jurisdiction in which the Purchaser resides in connection with the distribution of the Fostung Shares hereunder, and

(ii)           applicable resale restrictions.

(f)           the Purchaser acknowledges that the Company has not undertaken, and will have no obligation, to register any of the Fostung Shares under the 1933 Act for resale;

(g)           the Fostung Shares are not listed on any stock exchange or subject to quotation;

(h)           the Purchaser understands that no federal, state or provincial agency has passed on or made any recommendation or endorsement of the Fostung Shares;

(i)           there are risks associated with an investment in the Fostung Shares and Purchaser may lose its entire investment in the Fostung Shares;

(j)           the Company will refuse to register any transfer of the Fostung Shares not made pursuant to an effective registration statement under the 1933 Act or pursuant to an available exemption from the registration requirements of the 1933 Act and otherwise in compliance with applicable securities laws;

(k)           this Agreement is not enforceable by the Purchaser unless it has been accepted by the Seller as evidenced by his signature on the Signature Page hereto;

(l)           the Purchaser acknowledges that the offer and sale of the Fostung Shares is being conducted without delivery of an offering memorandum and that it has not relied on any oral representation, warranty or information in connection with the offering of the Fostung Shares by the Company, or any officer, employee, agent, affiliate or subsidiary of the Company; and

(m)           the Purchaser confirms that neither the Seller, Fostung nor any of its directors, employees, officers, consultants, agents or affiliates, has made any statements or representations (written or oral) to the Purchaser regarding (i) the future value of the Fostung Shares (ii), that the Fostung Shares are or will be listed and posted for trading on any stock exchange or automated dealer quotation system or that application has been made to list and post any of the securities of the Company on any stock exchange or automated dealer quotation system, (iii) that any person will resell or repurchase any of the Fostung Shares or (iv) that any person will refund the purchase price of any of the Fostung Shares. In making its investment decision with respect to the Fostung Shares, the Purchaser has relied solely upon publicly available information relating to the Company and not upon any verbal or written representation made by or on behalf of the Company.

5.           Additional Representations and Warranties of the Purchaser. The Purchaser further understands, and represents and warrants that:

(a)           the Purchaser has been duly incorporated, amalgamated or continued and validly exists as a corporation in good standing with respect to the filing of annual reports under the laws of its jurisdiction of incorporation, amalgamation or continuation and has the requisite power, authority and legal capacity to execute and deliver this Agreement, to perform all of its obligations hereunder and to undertake all actions required of the Purchaser hereunder, and all necessary approvals of its directors, partners, shareholders, trustees or otherwise (as the case may be) with respect to such matters have been given or obtained;

(b)           this Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity. The entering into of this Agreement and the transactions contemplated hereby will not result in a violation of any of the terms or provisions of any law applicable to the Purchaser, or any of the Purchaser’s charter documents, or of any agreement to which the Purchaser is a party or by which it is bound.

(c)           the Purchaser has duly executed and delivered this Agreement and it constitutes a valid and binding agreement of the Purchaser enforceable against the Purchaser;

(d)           the Purchaser has the requisite knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in the Fostung Shares and the Company.

(e)           the Purchaser is acquiring the Fostung Shares as principal for his own account for investment purposes only and not with a view to or for distributing or reselling the Fostung Shares or any part thereof or interest therein, without prejudice, however, to the right of the Purchaser, subject to the provisions of this Agreement and in accordance with all applicable laws, at all times to sell or otherwise dispose of all or any part of such Fostung Shares as otherwise permitted hereunder. Except as otherwise disclosed in writing to the Company, the Purchaser is not acting jointly or in concert with any other person or company for the purposes of acquiring any of the Fostung Shares; and

(f)           the Purchaser understands that it is purchasing all of the issued and outstanding shares of Fostung and, after the Closing, shall be responsible for all fees and expenses associated with keeping Fostung and the Property (as defined below) in good standing.

6.           Representations, Warranties, Acknowledgements and Confirmations of Seller.

The Seller represents and warrants to, and agrees that:

(a)           the Seller has been duly incorporated, amalgamated or continued and validly exists as a corporation in good standing with respect to the filing of annual reports under the laws of its jurisdiction of incorporation, amalgamation or continuation and has the requisite power, authority and legal capacity to execute and deliver this Agreement, to perform all of its obligations hereunder and to undertake all actions required of the Seller hereunder, and all necessary approvals of its directors, partners, shareholders, trustees or otherwise (as the case may be) with respect to such matters have been given or obtained;

(b)           this Agreement has been duly executed and delivered by the Seller and constitutes a valid and legally binding obligation of the Seller, enforceable against the Seller, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity. The entering into of this Agreement and the transactions contemplated hereby will not result in a violation of any of the terms or provisions of any law applicable to the Seller, or any of the Seller’s charter documents, or of any agreement to which the Seller is a party or by which it is bound;

(c)           the Seller has duly executed and delivered this Agreement and it constitutes a valid and binding agreement of the Seller enforceable against the Seller;

(d)           The Fostung Shares:

(i)            are owned by the Seller free and clear of any security interests, liens, claims, or other encumbrances;

(ii)           have been duly and validly authorized and issued and are, and on the Closing Date will be, fully paid and non-assessable;

(iii)          will not have been, individually and collectively, issued or sold in violation of any pre-emptive or other similar rights of the holders of any securities of Fostung;

(iv)         will not subject the holders thereof to personal liability by reason of being such holders; and

(v)          the Fostung Shares are not listed on any stock exchange or subject to quotation.

(e)           There is no pending or, to the best knowledge of the Seller, threatened action, suit, proceeding, or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Seller or any of its affiliates that would materially affect the execution by the Seller of, or the performance by the Seller of its obligations under, this Agreement.

7.           Representations, Warranties, Acknowledgements and Confirmations of Fostung.

Fostung represents and warrants to, and agrees that:

(a)           Fostung has been duly incorporated, amalgamated or continued and validly exists as a corporation in good standing with respect to the filing of annual reports under the laws of its jurisdiction of incorporation, amalgamation or continuation and has the requisite power, authority and legal capacity to execute and deliver this Agreement, to perform all of its obligations hereunder and to undertake all actions required of Fostung hereunder, and all necessary approvals of its directors, partners, shareholders, trustees or otherwise (as the case may be) with respect to such matters have been given or obtained;

(b)           this Agreement has been duly executed and delivered by Fostung and constitutes a valid and legally binding obligation of Fostung, enforceable against Fostung, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity. The entering into of this Agreement and the transactions contemplated hereby will not result in a violation of any of the terms or provisions of any law applicable to Fostung, or any of Fostung’s charter documents, or of any agreement to which Fostung is a party or by which it is bound;

(c)           Fostung is the registered owner of two leases acquired by Fostung from EMC Metals Corp. covering a total of thirty mining claims covering approximately 485 hectares known as the Fostung Property located in Foster Township, Sudbury Mining Division, Ontario and any replacement or successor concessions, and all mining claims, leases and other mining interests derived from any such concessions, all as more particularly described in Schedule “A” attached hereto (collectively the “Property”);

(d)           the Property is subject to a 1% net smelter return royalty payable to Breakwater Resources Ltd.;

(e)           Fostung acquired the Property from EMC Metals Corp. pursuant to a Purchase and Sale Agreement dated May 7, 2011, and as amended on June 8, 2011, between Seller, Fostung and EMC Metals Corp., copies of which have been provided to Purchaser;

(f)           to the best of Fostung’s knowledge, there are no outstanding work order or actions required to be taken relating to environmental matters, or any existing condition on the Property which could be the basis therefor, in respect to the Property or any operations thereon and that it has no knowledge of any other environmental issues affecting the Property;

(g)           Fostung is not aware of any existing condition on the Property which would form the basis for the Minister of Northern Development and Mines refusing to renew the leases comprising the Property when they come due; and

(h)           Upon request of the Seller, the current officers and directors of Fostung shall resign from their positions with Fostung.

8.           Conditions Precedent to the Purchaser’s Obligations. The obligations of the Purchaser hereunder are subject to the performance by the Seller of his obligations hereunder and to the satisfaction of the following additional condition precedent: the representations and warranties made by the Seller in this Agreement shall, unless waived by the Purchaser, be true and correct as of the date hereof and at the Closing Date, with the same force and effect as if they had been made on and as of the Closing Date.

9.           Conditions Precedent to the Seller’s Obligations. The obligations of the Seller hereunder are subject to the performance by the Purchaser of its obligations hereunder and to the satisfaction of the following additional condition precedent: the representations and warranties made by the Purchaser in this Agreement shall, unless waived by the Seller, be true and correct at the Closing Date, with the same force and effect as if they had been made on, and as of, the Closing Date.

10.         Fees and Expenses. Each of the Parties agrees to pay its or his own expenses incident to the performance of its or his obligations hereunder, including, but not limited to, the fees, expenses, and disbursements of such Party’s counsel.

11.         Miscellaneous.

(a)           Notices. All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same and shall be delivered personally or by telecopy transmission, by a national overnight courier service,  by registered or certified mail (return receipt requested) (with postage and other fees prepaid) or by email transmission to the parties respective addresses set on the signature page hereof, or, to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing in accordance with this Section 11 (a). Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, (b) upon transmission by facsimile if receipt is confirmed by telephone, (c) on the first Business Day following timely delivery to a national overnight courier service or (d) on the fifth Business Day following it being mailed by registered or certified mail.

(b)           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, with the same effect as if the signatures thereto were in the same instrument. Signature pages exchanged by facsimile or other electronic means shall be fully binding. This Agreement shall be effective and binding on all of the Parties when all Parties have executed and delivered a counterpart of this Agreement.

(c)           Entire Agreement. Except as specifically referenced herein, this Agreement constitutes the entire contract between the parties, and neither party shall be liable or bound to the other in any manner by any warranties, representations or covenants except as specifically set forth herein. Any previous agreement among the Parties related to the transactions described herein, is superseded hereby. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

(d)           Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

(e)           Modification and Waiver. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties. Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

(f)           Assignment; Successors in Interest. No assignment or transfer by any Party of such Party’s rights and obligations under this Agreement may be made except with the prior written consent of the other Party to this Agreement. The terms and conditions hereof shall survive the Closing and shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

(g)           No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

(h)           Survival of Representations. All representations, warranties and agreements made by the Seller and by the Purchaser in this Agreement shall survive the execution of this Agreement for a period of one (1) year from the Termination Date, except for the provisions of Sections 5, 6 and 7, which shall survive indefinitely.

(j)           Rules of Construction. This Agreement shall be construed in accordance with the following rules of construction:

(i)            Business Day. For purposes of this Agreement, the term “Business Day” means any day on which commercial banks are open for business in the State of New York.

(ii)           Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(iii)          Commercially Reasonable Efforts. The obligation of a party to use commercially reasonable efforts to accomplish an objective does not require an unreasonable expenditure of funds or the incurrence of an unreasonable liability on the part of the obligated party.

(iv)          Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)           Headings. The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi)          Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)         Including. The word “including,” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(k)           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(1)           The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York applicable to agreements executed and to be performed solely within such State. The Purchaser and the Seller irrevocably and unconditionally consent to submit to the jurisdiction of the state and federal courts located in New York County in the State of New York for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating hereto except in such courts).

(2)           Any and all service of process and any other notice in any action arising out of or relating to this Agreement and the transactions contemplated hereby on the shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the Parties hereto have duly executed and delivered this Agreement, all as of the date first written above.

Seller:		Address for Notice:

Janus Resources, Inc.		430 Park Avenue
Suite 702
By:	/s/ Thomas Bold	New York, NY 10022
Name:	Thomas Bold
Title:	President & CEO

Purchaser:		Address for Notice:

Duke Mountain Resources, Inc.		6805 Sundance Trail
Riverside, CA 92506
By:	/s/ David Gamache
Name:	David Gamache
Title:	President & CEO

Fostung:		Address for Notice:

Fostung Resources Ltd.		233 Brady Street
Unit 400
By:	/s/ Derek Cooper	Sudbury ON P3B 4H5
Name:	Derek Cooper	Canada
Title:	President & CEO

Schedule A

Description of Fostung Property

1.  Lease 108592: 21 year mining lease with an expiry date of October 31, 2031

Covering Claims: S398141, S398142, S398145, S398146, S398147, S398148, S398150, S398151, and S398153

Area: 145.642 hectares

2.  Lease 108847: 21 year mining lease with an expiry date of March 31, 2032

Covering Claims: S398131, S398132, S398133, S398134, S398135, S398136, S398137, S398138, S398139, S398140, S398149, S471202, S471203, S471204, S471438, S471439, S471753, S574754, S720965, S720969 and S808341

Area: 338.884 hectares